Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
    By and Among
NORDSON CORPORATION
META MERGER COMPANY
and
CYBEROPTICS CORPORATION
Dated as of August 7, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement"), is entered into as of August 7, 2022, by and among CyberOptics Corporation, a Minnesota corporation (the "Company"), Nordson Corporation, an Ohio corporation ("Parent"), and Meta Merger Company, a Minnesota corporation and a wholly owned Subsidiary of Parent ("Merger Sub"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, no par value, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;
WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously: (a) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company; in each case, in accordance with the Minnesota Business Corporation Act (the "MBCA");
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the MBCA; and
WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE ITHE MERGER
Section 1.01The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time: (a) Merger Sub will merge with and into the Company (the "Merger"); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the MBCA as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the "Surviving Corporation").
Section 1.02Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 10:00 a.m, Minneapolis, MN time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Stinson LLP, 50 South 6th Street, Suite 2600, Minneapolis, MN 55402 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date."
Section 1.03Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause articles of merger (the "Articles of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Minnesota in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Minnesota or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the MBCA (the effective time of the Merger being hereinafter referred to as the "Effective Time").
Section 1.04Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.
Section 1.05Certificate of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.08(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Surviving Corporation's name, until, subject to Section 5.08(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.
Section 1.06Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE IIEFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES
Section 2.1    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:
(a)Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time ("Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b)Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $54.00 in cash, without interest (the "Merger Consideration").
(c)Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a "Certificate"); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a "Book-Entry Share") will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.
(d)Conversion of Merger Sub Capital Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
Section 2.02    Surrender and Payment.
(a)Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably satisfactory to the Company (the "Paying Agent") to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the "Payment Fund") in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.
(b)Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof except for Certificates or Book-Entry Shares representing any Dissenting Shares, which shall represent the right to receive payment of the fair value of such shares of Company Common Stock in accordance with the MBCA. No interest shall be paid or accrued on the cash payable

upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of         the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in: (i) obligations of, or fully guaranteed by, the United States government or any agency or instrumentality thereof; (ii) short-term commercial paper obligations rated the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in; (iii) certificates of deposit, bank repurchase agreements, or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(d)Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(e)Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.
(f)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of

Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.
(g)Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
Section 2.03    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised dissenters' rights of such shares pursuant to, and complies in all respects with, Sections 471 and Section 473 of the MBCA (such shares of Company Common Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder's appraisal rights under the MBCA with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Sections 471 and 473 of the MBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder's right to appraisal pursuant to Sections 471 and 473 of the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 471 and 473 of the MBCA, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any notice of dissent received by the Company from any shareholder of the Company who intends to demand the fair value of the Dissenting Shares owned by such shareholder, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.05    Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 2.06    Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.
Section 2.07    Treatment of Stock Options and Other Stock-Based Compensation.
(a)    Company Stock Options.
(i)Vested Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a "Company Stock Option") that is outstanding under any Company Stock Plan immediately prior to the Effective Time and is then vested and exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (A) the aggregate number of shares of Company Common Stock subject to such vested Company Stock Option; multiplied by (B) the excess, if any, of the Merger Consideration over the per share exercise price under such vested Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any vested Company Stock Option is equal to or greater than the Merger Consideration, such vested Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.
(ii)Unvested Stock Options. The Company shall take all requisite action so that, at the Effective Time:
(A)(1) each Company Stock Option held by a Company Continuing Employee that is outstanding under the CyberOptics Corporation 1998 Equity Incentive Plan immediately prior to the Effective Time and remains unvested immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, assumed by the Parent and (2) each such Company Stock Option shall be converted into an option to acquire a number of Parent Shares (rounded down to the nearest whole number) equal to (x) the number of shares of Company Common Stock subject to such unvested Company Stock Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of Company Common Stock of such unvested Company Stock Option immediately prior to the Effective Time divided by (II) the Exchange Ratio (each, a "Converted Company Stock Option"). Except as specifically provided above, following the Effective Time, each Converted Company Stock Option shall continue to be governed by the CyberOptics Corporation 1998 Equity Incentive Plan and the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable under such unvested Company Stock Option immediately prior to the Effective Time; and
(B)each Company Stock Option held by a Person who is an employee of the Company at the Effective Time but who will not be a Company Continuing Employee, that is outstanding under the CyberOptics Corporation 1998 Equity Incentive Plan immediately prior to the Effective Time and remains unvested immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (1) the aggregate number of shares of Company Common Stock subject to such unvested Company Stock Option, multiplied by (2) the excess, if any, of the Merger Consideration over the per share exercise price under such unvested Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any such unvested Company Stock Option is equal to or greater than the Merger Consideration, such unvested

Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.
(b)    Company Restricted Stock Units. The Company shall take all requisite action so that, as of the Effective Time each restricted stock unit award (each, a "Company RSU Award") subject to vesting restrictions that is outstanding under the CyberOptics Corporation 1998 Equity Incentive Plan immediately prior to the Effective Time shall, to the extent not vested, become fully vested, and each Company RSU Award, whether payable in cash or shares of Company Stock, shall be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (i) the Merger Consideration and (ii) the number of shares of Company Stock represented by such Company RSU Award, less any Taxes required to be withheld with respect to such Company RSU Award in accordance with Section 2.05.
(c)    Company Restricted Share Awards. The Company shall take all requisite action so that, as of the Effective Time, each restricted share (each, a "Company Restricted Share") subject to vesting restrictions that is outstanding under the CyberOptics Corporation Amended Non-Employee Director Stock Plan immediately prior to the Effective Time, shall, to the extent not vested as of the Effective Time, be cancelled and forfeited without consideration.
(d)    Company Employee Stock Purchase Plan. The Company shall take all requisite action, as soon as practicable following the date of this Agreement, with respect to the CyberOptics Corporation Employee Stock Purchase Plan (the "ESPP") so that each individual participating in a Purchase Period (as defined in the ESPP) in progress on the date of this Agreement will not be permitted to (i) increase their payroll contribution rate pursuant to the ESPP from the rate in effect as of the date of this Agreement; or (ii) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable law. No individual who is not participating in the ESPP with respect to any current Purchase Period as of the date of this Agreement will be allowed to commence participation in the ESPP following the date of this Agreement. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Purchase Period that would otherwise be outstanding at the Effective Time to terminate no later than five days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Purchase Period, but otherwise treat any shortened Purchase Period as a fully effective and completed Purchase Period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; (D) inform participants in the ESPP at least ten days prior to the accelerated exercise date of each outstanding purchase right; and (E) provide that no further Purchase Period will commence pursuant to the ESPP after the date hereof. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, as amended pursuant to this Section 2.07(d), and each share purchased thereunder immediately prior to the Effective Time shall be shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company Common Stock in accordance with Section 2.05. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP, as amended pursuant to this Section 2.07(d), be refunded to such participant as promptly as practicable following the Effective Time (without interest). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.
(e)    Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of paragraphs Section 2.07(a), Section 2.07(b), Section 2.07(c) and Section 2.07(d).
(f)    Assignment of CyberOptics Corporation 1998 Equity Incentive Plan to Parent. The CyberOptics Corporation 1998 Equity Incentive Plan, which shall continue in effect at the Surviving Corporation by virtue of the Merger and without any action of the parties hereto, shall be assigned from the Surviving Corporation to Parent effective as of the Effective Time, and the Compensation Committee of the board of directors of Parent shall become the administrator of such plan effective as of the Effective Time.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the Company SEC Documents filed with the SEC since January 1, 2020, that are publicly available at least two Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factors section, the "Forward-Looking Statements" section or any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature of any such Company SEC Documents); provided that this clause (i) shall not apply to the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.10, 3.18 or 3.19 or any representation and warranty that calls for a list of responsive items, or (ii) as set forth in the corresponding numbered sections or subsections of the disclosure letter in agreed form delivered to Parent by the Company contemporaneously with this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the "Charter Documents"), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.
(c)Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws on the right to sell, transfer or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 3.02    Capital Structure.
(a)Capital Stock. (i) The authorized capital stock of the Company consists of: (A) 25,000,000 shares of Company Common Stock; and (B) 5,000,000 shares of preferred stock, with no par value, of the Company (the "Company Preferred Stock"). (ii) As of the close of business on August 3, 2022: (A) 7,421,521 shares of Company

Common Stock were issued and outstanding; (B) no shares of Company Common Stock were issued and held by the Company in its treasury; (C) no shares of Company Common Stock were issued and held by any Subsidiary of the Company; and (D) no shares of Company Preferred Stock were issued and outstanding; (E) and since August 3, 2022 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.
(b)Stock Awards.
(i)    As of the date of this Agreement, an aggregate of 388,007 shares of Company Common Stock were reserved for issuance pursuant to the CyberOptics Corporation 1998 Equity Incentive Plan and not yet granted under the CyberOptics Corporation 1998 Equity Incentive Plan, an aggregate of 28,000 shares of Company Common Stock were reserved for issuance pursuant to the CyberOptics Corporation Non-Employee Director Stock Plan and the CyberOptics Corporation Amended Non-Employee Director Stock Plan and not yet granted under both plans, and 122,423 shares of Company Common Stock were reserved for issuance pursuant to the ESPP that have not yet been exercised. As of the date of this Agreement, 336,900 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 53,401 shares of Company Common Stock were subject to outstanding Company RSU Awards, and 8,000 shares of Company Restricted Shares were issued and outstanding (and such shares of Company Restricted Shares are included in the number of shares of Company Common Stock listed in Section 3.02(a)(ii)(A)). Since August 3, 2022 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)    Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities"). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii)There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.
(c)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, "Voting Debt").
(d)    Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the

Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Company Subsidiary Securities").
Section 3.03    Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.
(a)    Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of Company Common Stock outstanding (the "Requisite Company Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.
(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a "Consent"), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental entity, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental entity (each, a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (B) any other Antitrust Laws or FDI Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq National Market ("Nasdaq"); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the "Other Governmental Approvals"); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company's shareholders; (ii) approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company's shareholders for adoption at the Company Shareholders Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the MBCA (collectively, the "Company Board Recommendation").

(e)Anti-Takeover Statutes. No "fair price," "moratorium," "control share acquisition," "supermajority," "affiliate transactions," "business combination," or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.
Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a)    SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the "Company SEC Documents"). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC ("EDGAR"). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.
(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).
(c)    Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company's management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.
(d)Disclosure Controls and Procedures. The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
(e)Undisclosed Liabilities. The audited balance sheet of the Company dated as of March 31, 2022 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the "Company Balance Sheet." Neither the Company

nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business; (iii) are incurred as expressly permitted or contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand).
(g)Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.
(h)Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2019: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.
Section 3.05    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business in all material respects and there has not been or occurred:

(a)    any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(b)    any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.
Section 3.06    Taxes.
(a)    Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company's financial statements included in the Company SEC Documents (in accordance with GAAP). The Company's most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company's most recent financial statements included in the Company SEC Documents outside of the ordinary course of business.
(b)    Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending on or after December 31, 2019.
(c)    Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, shareholder, or other Person, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(d)    Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company's most recent financial statements included in the Company SEC Documents.
(e)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that are currently in force. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.
(f)    Tax Jurisdictions. Neither the Company nor any of its Subsidiaries has received notice of a claim in writing from a taxing authority in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns stating that the Company or such Subsidiary is or may be subject to Tax in that jurisdiction.
(g)    Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group for which the Company or one of its Subsidiaries is the common parent); (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise by operation of Law; or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements entered in the ordinary course of business that does not relate primarily to Taxes).
(i)    Post-Closing Tax Items. The Company and its Subsidiaries (i) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) by reason of a change in method of accounting made prior to the Closing Date; (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; and (ii) have not made an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(j)    Section 355. Neither Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code at any time in the last two (2) years.

(k)    Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(l)    Real Property Holding Company. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m)    CARES Act. Neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302(a) of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local law.
(n)    Permanent Establishment. Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.
(o)    Transfer Pricing. The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws and all transactions and agreements entered into between any of the Company and its Subsidiaries have been made on arm's length terms.
Section 3.07    Intellectual Property.
(a)    Scheduled Company-Owned IP. Section 3.07(a)(i) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (A) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (B) material unregistered Company-Owned IP. All fees associated with maintaining any Company-Owned IP required to have been set forth in Section 3.07(a)(i) of the Company Disclosure Letter have been paid in full in a timely manner to the proper Governmental Entity and, no such fees are due within the three month period after the Closing Date. All of the Company-Owned IP required to be listed on Section 3.07(a)(i) of the Company Disclosure Letter has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure protection under applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect. The Company and its Subsidiaries' rights in the Company-Owned IP are valid, subsisting, and enforceable.
(b)    Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive record owner of all right, title, and interest in and to the Company-Owned IP,

except for customer Contracts granting a non-exclusive license to Company-Owned IP entered into in the ordinary course of business and as otherwise as set forth in Section 3.07(b) of the Company Disclosure Letter, and has the valid and enforceable right to use the Company-Owned IP for the life thereof for any purpose, in each case, free and clear of all (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. The Company or one of its Subsidiaries has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted ("Company IP"). Except for customer Contracts granting a non-exclusive license to Company-Owned IP entered into in the ordinary course of business and as otherwise as set forth in Section 3.07(b) of the Company Disclosure Letter, the Company has not licensed or otherwise granted any right to any Person under any Company-Owned IP or has otherwise agreed not to assert any such Intellectual Property against any Person.
(c)    Trade Secrets. The Company has entered into confidentiality and nondisclosure agreements with all of its managers, officers, employees, consultants, contractors and agents and any other Person with access to any trade secrets of the Company to protect the confidentiality and value of such trade secrets, and there has not been any breach by any of the foregoing of any such agreement. The Company uses reasonable measures to maintain the secrecy of all material trade secrets of the Company.
(d)    Employee Assignments. All current and former managers, officers, employees, consultants, contractors and agents of the Company and any other Person, in each case, who participated in the creation or contributed to the conception or development of Intellectual Property relating to the business of the Company have assigned to the Company, all of such Person’s right, title and interest in and to such Intellectual Property, including that Intellectual Property: (i) embodied in or used in connection with any products produced or contemplated to be produced by or in the business of the Company; (ii) used in connection with providing services associated with the business of the Company; or (iii) used or useful in the operations of the business of the Company (collectively, "Company Assigned IP)". No manager, officer, employee, consultant, contractor, agent or other representative of the Company owns or claims any rights in (nor has any of them made application for) any Company Assigned IP or other Company-Owned IP.
(e)    Non-Infringement. The conduct of the businesses of the Company and any of its Subsidiaries or any part thereof, including the manufacture, use, sale and importation of products of the Company and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible property in the possession of the Company, and the possession or use of the Company-Owned IP has not and does not infringe, misappropriate, dilute, or violate any Intellectual Property right of any other Person, nor does the operation of the Company’s business constitute unfair competition or deceptive or unfair trade practice. To the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company-Owned IP.

(f)IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or that the Company is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property; (ii) challenging the validity, enforceability, scope, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries' rights with respect to any Company IP; or (iii) claims that any default exists under any Company Material Contract set forth or required to be set forth in Section 3.15(a)(xii) of the Company Disclosure Letter. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP or with respect to any other Person's Intellectual Property.
(g)Company IT Systems. In the past six years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company IT Systems used by the Company are sufficient for the conduct of its business as currently conducted and as presently proposed to be conducted. The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements where available. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.
(h)Privacy and Data Security. The Company and each of its Subsidiaries have complied at all times with all applicable Laws and industry standards, and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's and its Subsidiaries' businesses. The Company and each of its Subsidiaries has at all times made all required disclosures to, and obtained any required consents from, users, customers, employees, contractors, Governmental Entities and other applicable Persons as required by applicable Laws. The Company and its Subsidiaries do not sell personal information, as “sell,” “sale,” or equivalent terms are defined in applicable data security and privacy Laws. In the past six years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company's or any of its Subsidiaries' collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company's Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action.

(i)Open Source Distribution. As of the date hereof, all material use and distribution of Open Source Software utilized in the Company’s products or services is in compliance with the Open Source Licenses applicable to such use and distribution, including, without limitation, all copyright notice and attribution requirements; for example, the Company products or services that link with works distributed under the LGPL link to such works using a shared library or other compliant mechanism, as described in the LGPL.
(j)Open Source Usage. No product of the Company incorporates or has embedded in it any Source Code subject to an Open Source License, “copyleft” license, or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), such that any product or service of the Company is subject to the terms of such Open Source License and requirements that the product or service be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.
(k)Software Escrow. None of the Company or any other party acting on behalf of the Company has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code owned by the Company. As of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any other party acting on behalf of the Company, including an escrow agent, of any Source Code or Company-Owned IP agent. Section 3.07(k) of the Company Disclosure Letter identifies each Contract under which the Company has deposited, or is or may be required to deposit, with an escrow agent, as of the date hereof, any Source Code owned by the Company or Company-Owned IP. Neither the execution of this Agreement nor the consummation of any ancillary agreements, would reasonably be expected to result in the release of any Source Code owned by the Company or Company-Owned IP from or into escrow.
(l)No Malicious Code. The Company has taken commercially reasonable measures to prevent in any of the Software owned by the Company the inclusion of computer code: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit the Company or any third party to access such Software (except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit the Company or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines or mechanisms that would cause the Software to damage or corrupt data, storage media, programs, equipment or communications. As of the date hereof, to the Knowledge of the Company, no

Software owned by the Company currently contains such codes or any bug, problem, flaw or similar issue that may adversely affect the value, functionality or fitness for the intended purposes of the Company’s Software products.
Section 3.08    Compliance; Permits.
(a)Compliance. The Company and each of its Subsidiaries are and, since January 1, 2019, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.
(b)Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, "Permits"), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.09    Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened orally or in writing against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $1,000,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent ("Order"), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.
Section 3.10    Brokers' and Finders' Fees. Except for fees payable to Barclays Capital Inc. (the "Company Financial Advisor") pursuant to the engagement letter described on Section 3.10 of the Company Disclosure Letter and delivered to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement. The Company has disclosed to Parent a good faith estimate of the amount of the fees that the Company Financial Advisor and the Company’s legal counsel are entitled to receive in connection with the Merger and the other transactions contemplated in this Agreement.
Section 3.11    Related Person Transactions. There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.
Section 3.12    Employee Benefit Issues.
(a)Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, cash or phantom stock awards, bonus, health, dental, retirement, profit-sharing, defined benefit, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a "Company Employee"), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the "Company Employee Plans").
(b)Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all material Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) all material non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Employee Plan, with respect to any issue that remains outstanding.
(c)Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including, but not limited to, ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and (A) have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or (B) with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US Company Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions and comply in all material respects with applicable Law.
(d)Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to materially comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to materially comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.
(e)Certain Company Employee Plans. With respect to each Company Employee Plan:
(i)no such plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;
(ii)no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;
(iii)no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and
(iv)no "reportable event," as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.
(f)No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.
(g)Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.
(h)Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations) and complies with all documentary requirements under such section.
(i)Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.
(j)Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in any forgiveness of indebtedness or obligation to fund benefits under a Company Employee Plan with respect to any employee, director, or officer. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k)Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(l)Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.03    Real Property and Personal Property Matters.
(a)    Owned Real Estate. The Company and its Subsidiaries do not own any Owned Real Estate.
(b)    Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company or its Subsidiaries, as applicable, has a valid leasehold estate in the Leased Real Estate. The

Company has delivered to Parent a true and complete copy of each such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company's or its Subsidiary's possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof. The Leased Real Estate is (i) in operating condition and repair and (ii) is being maintained by the Company or its Subsidiary (as applicable) in accordance with the terms of the respective Lease.
(c)    Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.
(d)    Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.
Section 3.14    Environmental Matters.
(a)    Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been since January 1, 2017, in compliance in all material respects with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.
(b)    No Disposal, Release, or Discharge of Hazardous Substances. There has been no Release of any Hazardous Substances by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person, on, at, under, in, or from any real property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries or at any other location that: (i) requires any investigation, remediation, or monitoring by the Company or any of its Subsidiaries; or (ii) would result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws or Contracts.

(c)    No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with and in a manner that would not give rise to liability under Environmental Laws; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.
(d)    No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.
(e)    No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed, agreed to indemnify, or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.
(f)    Provision of Documents. The Company and each of its Subsidiaries have delivered, or caused to be delivered, to the Parent copies of all environmental site assessments, compliance audits, asbestos surveys, and material correspondence with Governmental Entities regarding actual or potential liability of the Company or its Subsidiaries under Environmental Laws or Permits, and similar documents, in its possession or reasonable control.
(g)    No Sale of Asbestos. Neither the Company nor any of its Subsidiaries or any of their respective predecessors has sold, marketed or distributed any product containing asbestos or asbestos-containing materials.
Section 3.15    Material Contracts.
(a)    Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):
(i)    any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;
(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) that provides for retention or transaction payments or cannot be terminated without the payment or provision of severance compensation or benefits or advance notice of termination with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $150,000;
(iii)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly owned Subsidiary thereof pursuant to a customer Contract that was entered into in the ordinary course of business, or (B) any Contract providing for indemnification of customers pursuant to Contracts entered into in the ordinary course of business;
(iv)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;
(v)any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;
(vi)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;
(vii)any Contract that contains any provision that requires the purchase of all or a material portion of the Company's or any of its Subsidiaries' requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;
(viii)any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party;
(ix)any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries;
(x)any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;
(xi)any employee collective bargaining agreement or other Contract with any labor union;
(xii)any Company IP Agreement, other than: licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries, in each case that is no more than $150,000 in any year, Contracts for software or materials licensed pursuant to an Open Source License, public-source license or freeware license, Contracts regarding the nondisclosure of confidential information entered into in the ordinary course of business, customer Contracts granting a non-exclusive license to Company IP entered into in the ordinary course of business, or Contract with any employee of the Company or any Subsidiary regarding the employee's obligation to assign Intellectual Property created during the course of their employment;
(xiii)any Government Contract that involves the receipt by the Company of more than $250,000;
(xiv)any Contract with any distributor, reseller, advertising, agency or sales representative that involves the payment by the Company of more than $250,000 for the periods from (i) January 1, 2021 through December 31, 2021 and (ii) January 1, 2022 through June 30, 2022, excluding any employment or consulting Contract;
(xv)any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $500,000 in any year and which is not otherwise described in clauses (i)–(xiv) above; or
(xvi)any Contract which is not otherwise described in clauses (i)-(xv) above that is material to the Company and its Subsidiaries, taken as a whole.
(b)    Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.
(c)    No Breach. All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect. Neither the Company nor any of its

Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract where such violation has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract, where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty's Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except for such breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.16    Material Customers and Suppliers. From January 1, 2021 through the date hereof, no Company Material Customer or Company Material Supplier has terminated, materially curtailed or, notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, otherwise notified the Company or any of its Subsidiaries) that it intends to terminate or materially curtail its business relationship with the Company and its Subsidiaries. For purposes of this Agreement, "Company Material Customers" means the Company’s 10 largest customers for the fiscal year ended December 31, 2021 as measured by gross revenue, and "Company Material Suppliers" means the Company’s 10 largest suppliers for the fiscal year ended December 31, 2021, as measured by gross expenditures.
Section 3.17    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.18    Proxy Statement. None of the information included or incorporated by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy to be filed with the SEC in connection with the Merger (collectively, the "Company Proxy Statement"), will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.19    Anti-Corruption Matters. Since January 1, 2017, none of the Company, any of its Subsidiaries or any director, officer, employee or, to the Knowledge of the Company, any agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2017, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters, and the Company and its Subsidiaries have maintained in place and adhered to policies and procedures designed to ensure compliance with such Laws. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company's compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.
Section 3.20    International Trade Compliance.
(a)    The Company, its Subsidiaries, and their respective officers, directors, and employees, and to the Knowledge of the Company and its Subsidiaries, their respective agents, representatives, or other Persons acting on behalf of the Company, are and have been since January 1, 2017 in compliance with Customs & Trade Laws and Sanctions Laws, and the Company and its Subsidiaries have in place and have adhered to policies and procedures designed to ensure compliance with Customs & Trade Laws or Sanctions Laws. Without limiting the foregoing:
(b)    to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to activities of the Company or its Subsidiaries that may give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other proceedings against the Company or its Subsidiaries with respect to Customs & Trade Laws and Sanctions Laws, and the Company has complied with the terms and conditions of each Government Contract, including such terms and conditions that are incorporated therein by reference or operation of any applicable Law;

(c)    the Company and its Subsidiaries have obtained in a timely manner all export licenses and other consents, authorizations, registrations, waivers, approvals and orders from, and have made and filed all necessary notices, registrations, declarations and filings with, any Governmental Entity, and have met the requirements of any license exceptions or exemptions, as required in connection with (i) the export and re-export of its or any third-party products, services, and software, and the transmission or release of technology and technical data to foreign nationals or other Persons or entities located in the United States or abroad ("Export Approvals") and (ii) the Company's and its Subsidiaries' bids for, entry into, and performance of any Government Contract;
(d)    neither the Company nor its Subsidiaries have made or provided any material false statement or omission to any Governmental Entity in connection with the import, marketing, or sale of the Company's or its Subsidiaries' products or services;
(e)    neither the Company nor its Subsidiaries have (i) made any voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws or Sanctions Laws; (ii) to the Knowledge of the Company been the subject of any inquiry or enforcement proceedings for violations of Customs & Trade Laws or Sanctions Laws; or (iii) violated or received in writing any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws or Sanctions Laws; and
(f)    the Company is not, its Subsidiaries are not, nor are any of their respective officers, directors, employees, agents, representatives, or other Persons acting on behalf of the Company or its Subsidiaries, currently, or in the last five years: (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, or (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country.
Section 3.21    Fairness Opinion. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
Section 3.22    No other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this ARTICLE III.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.
Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.
(a)Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.
(b)Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the Merger by the End Date.
(c)Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws or FDI Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the Merger by the End Date.
(d)Board Approval.
(i)The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent's shareholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.
(ii)The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole shareholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole shareholder of Merger Sub, approve the adoption of this Agreement in accordance with the MBCA.
Section 4.03    Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the time the Company Proxy Statement is filed with the SEC in definitive form, or at the time it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.
Section 4.04    Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and the other payments expressly required this Agreement to be paid by Parent or Merger Sub.
Section 4.05    Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the Merger by the End Date.
Section 4.06    Ownership of Company Common Stock. Neither Parent nor any of its Affiliates (as defined in 302A.011 of the MBCA) or Associates has "beneficial ownership" (as defined in Section 302A.011 of the MBCA) of any shares of Company Common Stock.
Section 4.07    Brokers. Except for fees payable to Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.
Section 4.08    No other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE VCOVENANTS
Section 5.01    Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available the services of its and its Subsidiaries' current officers and employees, to preserve its and its Subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise specifically permitted by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent, solely with respect to clauses (d), (f), (g)(i), (h), (i), (j), (n), (o), (p) and (q) below, shall not be unreasonably withheld, conditioned, or delayed):
(a)    amend or propose to amend its Charter Documents or allow any Subsidiary of the Company to adopt any amendments to its governing documents;
(b)    (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);
(c)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms and other than pursuant to the ESPP;
(d)    except as required by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) forgive any loans, or issue any loans (other than routine advances issued in the ordinary course of business) to any of the Company’s or its Subsidiaries’ directors, officers, employees or independent contractors, (iv) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than the hiring of employees to replace employees who were employees on the date hereof or to fill open positions as of the date hereof, in either case, with base pay not in excess of $150,000, or (v) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business;
(e)    authorize, or enter into any agreements providing for (i) any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business division thereof, (2) any mergers, consolidation or business combinations or (3) any capital contributions to or investments in any Person, other than capital contributions to or investments in Subsidiaries in the ordinary course of business consistent with past practice;
(f)    or make any loans or advances to any other Person, except for loans among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries;
(g)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided that the foregoing shall not prohibit the Company and its Subsidiaries from selling inventory, disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(h)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables;
(i)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(j)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate, other than the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;
(k)    except as required by a change in GAAP or SEC policy (including pursuant to standards, guidelines and interpretations of the FASB or any similar organization), (i) make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, (ii) change its fiscal year or (iii) make any material change in interim accounting controls or disclosure controls and procedures that would reasonably be expected to materially and adversely affect the Company and its Subsidiaries, taken as a whole;
(l)    (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
(m)enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;
(n)abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business;
(o)make any capital expenditures, other than capital expenditures not exceeding $1,500,000, in the aggregate;
(p)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(q)engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r)adopt or implement any shareholder rights plan or similar arrangement; or
(s)agree or commit to do any of the foregoing.
Section 5.02    Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, except as contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; provided that this Section 5.02 shall not govern obligations governed by Section 5.09, which shall be solely governed by Section 5.09.
Section 5.03    Access to Information; Confidentiality.
(a)    Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company's representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.
(b)    Confidentiality. The parties hereby agree that all information provided to the other party or the other parties' Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Confidentiality Agreement, dated June 2, 2022, between Parent and the Company (the "Confidentiality Agreement"). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.04    No Solicitation.

(a)    Takeover Proposal. The Company shall not, and shall direct and cause its Subsidiaries and the Company's and its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an "interested shareholder" under, Section 673 of the MBCA; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a "Company Acquisition Agreement"). Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.
(b)    Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent); (iii) and subject to Section 5.04(d), following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained in this Agreement shall prevent the Company or the Company Board from (A) taking or disclosing to the Company’s shareholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making any disclosure to the Company’s shareholders if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with applicable Law; provided that any such action or disclosure that constitutes a Company Adverse Recommendation Change shall be only made in compliance with the applicable provisions of this Section 5.04; provided, further, if there is any such action or disclosure prior to receipt of the Requisite Company Vote that constitutes a Company Adverse Recommendation Change, Parent shall have the right to terminate this Agreement in accordance with Section 7.03(a).
(c)    Notification to Parent. The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 48 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with prompt notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's and any of its Subsidiary's business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.
(d)    Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 5.04(d), the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a breach of this Section 5.04, if: (i) the Company promptly notifies Parent, in writing, at least four Business Days (the "Superior Proposal Notice Period") before making a

Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such actions with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal, and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (iii) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(e)    Intervening Event. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five Business Days (the "Intervening Event Notice Period") before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives, during the Intervening Event Notice Period, to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments; and (iii) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would be inconsistent with its fiduciary duties under applicable Law. The Company acknowledges and hereby agrees that any Company Adverse

Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 5.04 and no other provisions of this Agreement.
(f)    Notwithstanding any Company Adverse Recommendation Change, unless this Agreement shall have been terminated in accordance with ARTICLE VII, (i) this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of obtaining the Requisite Company vote, and nothing contained herein shall be deemed to relieve the Company of such obligation and (ii) neither the Company Board nor any committee thereof shall submit to the shareholders of the Company any Takeover Proposal, or except as permitted herein, propose to do so.
Section 5.05    Shareholders Meeting; Preparation of Proxy Materials; Approval by Sole Shareholder of Merger Sub.
(a)Company Shareholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Shareholders Meeting as soon as reasonably practicable after the date of this Agreement. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Shareholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent or Merger Sub. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Shareholders Meeting; provided that the Company may, without the prior written consent of Parent, but after good faith consultation with Parent, and shall at the request of Parent, postpone or adjourn the Company Shareholders Meeting: (A) due to the absence of a quorum, (B) to solicit additional proxies necessary to obtain the Requisite Company Vote at the Company Shareholder Meeting, or (C) if and to the extent such postponement or adjournment of the Company Shareholders Meeting is required by an Order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement. Notwithstanding the immediately preceding sentence, the Company may not, without the prior written consent of Parent, postpone or adjourn the Company Shareholders Meeting pursuant to clause (A) or (B) of the immediately preceding sentence for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Company Shareholders Meeting was originally scheduled and (y) 10 Business Days before the End Date.

(b)Preparation of Company Proxy Statement. In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of the Company and at the time of the Company Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company's shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.
(c)Approval by Sole Shareholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole shareholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the MBCA.
Section 5.06    Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.06 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.06 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 5.07    Employees; Benefit Plans.
(a)    Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee's termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the "Company Continuing Employees") with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.
(b)    Crediting Service. With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.
(c)    Employees Not Third-Party Beneficiaries. This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.
Section 5.08    Directors' and Officers' Indemnification and Insurance.
(a)    Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Party") as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
(b)    Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time pre-paid "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions retentions and limits of liability, that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.08(b) of the Company Disclosure Letter (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.
(c)    Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).
(d)    Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.09    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement (including Section 5.9(d)), prior to the Closing, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger, including (i) the preparation and filing of all forms, registrations and notifications required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (v) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable to consummate the Merger, and (vi) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.
(b)    Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.9. In that regard, prior to the Closing, each party to this Agreement shall promptly (i) consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party with any Governmental Entity or any other information supplied by or on behalf of such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger, and (ii) inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties the opportunity to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity. Notwithstanding anything to the contrary contained in this Section 5.9, materials provided pursuant to this Section 5.9 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.
(c)    The Company and Parent shall use best efforts to make or file with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law or applicable FDI Law as promptly as practicable and, in the case of notification and report forms to be filed under the HSR Act, no later than 10 Business Days after the date of this Agreement unless otherwise agreed to between counsel for the Parties. Subsequent to such filings and subject to the terms and conditions of Section 5.9(b), the Company and Parent will, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. Subject to Section 5.9(b) and the last sentence of this Section 5.9(c), in the event that the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the HSR Act, or FDI Law (such request, a "Second Request"), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be required, in order to permit the satisfaction of the condition set forth in Section 6.01(b), to (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of the businesses, assets, properties, product lines, and equity interests of the Company, and its Subsidiaries and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or its Subsidiaries, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company (including any of its Subsidiaries).
(e)    In furtherance and not in limitation of the covenants of the parties contained in this Section 5.9, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law or FDI Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger; provided that Parent shall bear all costs and expenses associated with contesting or resisting any such action or proceeding; provided, however, that each of the Company and Parent shall be responsible for the payment of their own legal fees in connection therewith.
Section 5.10    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.04; (ii) any other disclosure issued or made in compliance with Section 5.04; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.10.
Section 5.11     Statutes. If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the

Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 5.12    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.
Section 5.13    Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.
Section 5.14    Shareholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company's Knowledge threatened, against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such shareholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such shareholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.14, any matters relating to Dissenting Shares shall be governed by Section 2.03.
Section 5.15    Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 5.16    Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company's Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.17    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 5.18    ITAR Matters. The Company, in consultation with the Parent, shall cause to be prepared in advance of the Closing Date the required notice to the U.S. Department of State Directorate of Defense Trade Controls pursuant to Section 122.4(a) of the International Traffic in Arms Regulations (the "Five-Day ITAR Notice"), and shall cooperate with Parent to ensure timely submission of the Five-Day ITAR Notice (i.e., within five days after the Closing Date).
Section 5.19    Export Approvals. The Company shall do all things necessary to effectuate the transfer of all active Export Approvals to the Parent, including those export control licenses issued to the Company by the U.S. Department of Commerce Bureau of Industry and Security.
Section 5.20    Customs & Trade Laws; Sanctions Laws. If the Company receives any inquiry or outreach from any Governmental Entity concerning compliance with the Customs & Trade Laws or Sanctions Laws, or concerning any actual or potential violation by the Company of these Laws, the Company shall promptly inform Parent and shall consult with Parent before submitting any substantive response to the Governmental Entity.
ARTICLE VICONDITIONS
Section 6.01    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:
(a)Company Shareholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.
(b)Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws and FDI Laws.
(c)No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(d), Section 3.03(e), Section 3.05(a), and Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Company Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(d), Section 3.03(e), Section 3.05(a), and Section 3.10 shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.
(d)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.
Section 6.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words

"material adverse effect," "in all material respects," "in any material respect," "material," or "materially") as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the Merger by the End Date.
(b)    Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.
(c)    Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).
Section 6.04    Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement.
ARTICLE VII TERMINATION, AMENDMENT, AND WAIVER
Section 7.01    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.
Section 7.02    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):
(a)if the Merger has not been consummated on or before March 7, 2023 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has was the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;
(b)if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this

Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or
(c)if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
Section 7.03    Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:
(a)    If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.05(a) or
(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 45 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.
Section 7.04    Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Closing:
(a)    if prior to the receipt of the Requisite Company Vote at the Company Shareholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to material compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
(b)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 45 days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.
Section 7.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of a Willful Breach.
Section 7.06    Fees Following Termination.
(a)    If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), promptly (and in no event later than three Business Days) after such termination, a fee in an amount equal to the Termination Fee.
(b)    If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.
(c)    If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(b), provided that the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) hereof and in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall have been publicly disclosed and not withdrawn, and (2) within 12 months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to "15%" shall be deemed to be references to "50%" instead).
(d)The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee under this Agreement shall not limit or otherwise affect Parent's or Merger Sub's right to specific performance as provided in Section 8.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(e)Except as expressly set forth in this Section 7.06, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law or FDI Law in connection with the consummation of the transactions contemplated by this Agreement. In no circumstance shall the Termination Fee be paid more than once.
Section 7.07    Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.
Section 7.08    Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIIIMISCELLANEOUS
Section 8.01    Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
"Acceptable Confidentiality Agreement" means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any "standstill" or similar provision or otherwise prohibit the making of any Takeover Proposal.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
"Affordable Care Act" means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).
"Agreement" has the meaning set forth in the Preamble.
"Antitrust Laws" means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
"Articles of Merger" has the meaning set forth in Section 1.03.
"Associate" has the meaning set forth in Section 302A.011 of the MBCA.
"Book-Entry Share" has the meaning set forth in Section 2.01(c).
"Business Day" means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Minneapolis, Minnesota are authorized or required by Law or other governmental action to close.
"Cancelled Shares" has the meaning set forth in Section 2.01(a).
"Certificate" has the meaning set forth in Section 2.01(c).
"Charter Documents" has the meaning set forth in Section 3.01(b).
"Closing" has the meaning set forth in Section 1.02.

"Closing Date" has the meaning set forth in Section 1.02.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the Preamble.
"Company Acquisition Agreement" has the meaning set forth in Section 5.04(a).
"Company Adverse Recommendation Change" means the Company Board: (a) failing to make, withdraw, amend, modify, or qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company's shareholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; or (f) resolving or agreeing to take any of the foregoing actions.
"Company Assigned IP" has the meaning set forth in Section 3.07(d).
"Company Balance Sheet" has the meaning set forth in Section 3.04(e).
"Company Board" has the meaning set forth in the Recitals.
"Company Board Recommendation" has the meaning set forth in Section 3.03(d).
"Company Common Stock" has the meaning set forth in the Recitals.
"Company Continuing Employees" has the meaning set forth in Section 5.07(a).
"Company Disclosure Letter" has the meaning set forth in the introductory language in ARTICLE III.
"Company Employee" has the meaning set forth in Section 3.12(a).
"Company Employee Plans" has the meaning set forth in Section 3.12(a).
"Company Equity Award" means a Company Stock Option, a Company RSU Award, or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.
"Company ERISA Affiliate" means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Company Financial Advisor" has the meaning set forth in Section 3.10.
"Company IP" has the meaning set forth in Section 3.07(b).
"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.
"Company IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.
"Company Material Adverse Effect" means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an "Effect") that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) public announcement or consummation of the transaction contemplated by this Agreement (provided that this clause (ii) shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including Section 3.03(b)) or with respect to the condition to Closing contained in Section 6.02(a), to the extent it relates to such representations and warranties); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) any change, in and of itself, in the market price or trading volume of the Company's securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
"Company Material Contract" has the meaning set forth in Section 3.15(a).
"Company Material Customer" has the meaning set forth in Section 3.16.
"Company Material Supplier" has the meaning set forth in Section 3.16.
"Company-Owned IP" means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
"Company Preferred Stock" has the meaning set forth in Section 3.02(a)(i).
"Company Proxy Statement" has the meaning set forth in Section 3.18.
"Company Restricted Share" has the meaning set forth in Section 2.07(c).
"Company RSU Award" has the meaning set forth in Section 2.07(b).
"Company SEC Documents" has the meaning set forth in Section 3.04(a).
"Company Securities" has the meaning set forth in Section 3.02(b)(ii).
"Company Shareholders Meeting" means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.
"Company Stock Option" has the meaning set forth in Section 2.07(a).
"Company Stock Plans" means the following plans, in each case as amended: CyberOptics Corporation 1998 Stock Incentive Plan, as amended, the ESPP, CyberOptics Corporation Non-Employee Director Stock Plan and the CyberOptics Corporation Amended Non-Employee Director Stock Plan.
"Company Subsidiary Securities" has the meaning set forth in Section 3.02(d).
"Confidentiality Agreement" has the meaning set forth in Section 5.03(b).
"Consent" has the meaning set forth in Section 3.03(c).
"Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
"Converted Company Stock Option" has the meaning set forth in Section 2.07(a).

"Customs & Trade Laws" means, collectively, all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted, or enforced by a Governmental Entity, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) other export, import, anti-boycott, or other trade Laws to the extent they are applicable to the Company or its Subsidiaries.
"Dissenting Shares" has the meaning set forth in Section 2.03.
"EDGAR" has the meaning set forth in Section 3.04(a).
"Effective Time" has the meaning set forth in Section 1.03.
"End Date" has the meaning set forth in Section 7.02(a).
"Environment" means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air, or indoor air.
"Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, Release, importation, exportation, sale, distribution, labeling, or remediation of any Hazardous Substances. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ESPP" has the meaning set forth in Section 2.07(d).
"Export Approvals" has the meaning set forth in Section 3.20(c).
"Exchange Act" has the meaning set forth in Section 3.03(c).
"Exchange Ratio" means the quotient (rounded to four decimal places) obtained by dividing the Merger Consideration by the average of the volume weighted average price of a

Parent Share on NASDAQ (as reported by Bloomberg L.P. or such other authoritative source as mutually agreed between Parent and the Company) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.
"FDI Laws" means applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where the Company or any of its Subsidiaries do business.
"Five-Day ITAR Notice" has the meaning set forth in Section 5.18.
"GAAP" has the meaning set forth in Section 3.04(b).
"Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle that exists between the Company or any of its Subsidiaries and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity, or (iii) any subcontractor with respect to any party described in clause (i) or (ii).
"Governmental Entity" has the meaning set forth in Section 3.03(c).
"Hazardous Substance" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect or that could otherwise give rise to liability under Environmental Laws; and (b) any petroleum, petroleum-containing materials, or petroleum-derived products, radon, radioactive materials or wastes, asbestos and asbestos-containing materials in any form, lead or lead-containing materials, toxic mold and harmful biological agents, infectious or medical wastes, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls.
"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.
"HSR Act" has the meaning set forth in Section 3.03(c).
"Indemnified Party" has the meaning set forth in Section 5.08(a).
"Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.
"Intervening Event" means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of "Takeover Proposal" (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (c) changes generally affecting the economy, financial or securities markets, or political conditions; (d) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (e) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (f) natural disasters, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (g) general conditions in the industry in which the Company and its Subsidiaries operate; or (h) the fact that the company meets or exceeds, or fails to meet, any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (provided, however, that the exception to this clause (h) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).
"Intervening Event Notice Period" has the meaning set forth in Section 5.04(e).
"IRS" means the United States Internal Revenue Service.
"Knowledge" means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company's Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of Parent's Disclosure Letter; in each case, after due inquiry.
"Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.
"Lease" means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

"Leased Real Estate" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.
"Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.
"Liability" means any and all direct and indirect liabilities, indebtedness, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments, deficiencies, costs, expenses, or settlements of any nature or kind, whether known or unknown, fixed or unfixed, asserted or unasserted, accrued, secured or unsecured, absolute or contingent, liquidated or unliquidated, matured or unmatured, determined or determinable, due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP.
"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
"Maximum Premium" has the meaning set forth in Section 5.08(b).
"MBCA" has the meaning set forth in the Recitals.
"Merger" has the meaning set forth in Section 1.01.
"Merger Consideration" has the meaning set forth in Section 2.01(b).
"Merger Sub" has the meaning set forth in the Preamble.
"Nasdaq" has the meaning set forth in Section 3.03(c).
"Open Source License" means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license. For avoidance of doubt, Open Source Licenses include copyleft licenses.
"Open Source Software" means any Software subject to an Open Source License.
"Order" has the meaning set forth in Section 3.09.
"Other Governmental Approvals" has the meaning set forth in Section 3.03(c).
"Owned Real Estate" means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.
"Parent" has the meaning set forth in the Preamble.

"Parent Benefit Plans" has the meaning set forth in Section 5.07(b).
"Parent Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.
"Parent Share" means a share of common stock, without par value, of Parent.
"Paying Agent" has the meaning set forth in Section 2.02(a).
"Payment Fund" has the meaning set forth in Section 2.02(a).
"PBGC" has the meaning set forth in Section 3.12(d).
"Permits" has the meaning set forth in Section 3.08(b).
"Permitted Liens" means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof in the Company's most recent financial statements included in the Company SEC Documents); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over any Real Estate, which, whether individually or in the aggregate, do not materially impair the current use, occupancy, or operation of such Real Estate; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to any Real Estate, which, whether individually or in the aggregate, do not materially impair the current use, occupancy or operation of such Real Estate; (e) any right of way or easement related to public roads and highways, which, whether individually or in the aggregate, do not materially impair the current use, occupancy or operation of such Real Estate; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation.
"Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).
"Real Estate" means the Owned Real Estate and the Leased Real Estate.
"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, depositing, or dumping of a Hazardous Substance on or into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).
"Representatives" has the meaning set forth in Section 5.04(a).

"Requisite Company Vote" has the meaning set forth in Section 3.03(a).
"Sanctioned Country" means any country or region that is, or has been during the last five years, the subject of a comprehensive sanctions program under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).
"Sanctioned Person" means any Person that is the subject of Sanctions, including, without limitation, (a) any Person included on a list of designated or restricted Persons maintained by the U.S. Government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List ("SDN List")), the United Nations Security Council, or any other relevant Governmental Entity; (b) any Person domiciled, located, organized, or resident in a Sanctioned Country; or (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, by any Person or Persons included on the SDN List.
"Sanctions Laws" means all applicable U.S. Laws and regulations relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by the U.S. Treasury Department's Office of Foreign Assets Control or the U.S. Department of State) and the United Nations Security Council.
"Sarbanes-Oxley Act" has the meaning set forth in Section 3.04(a).
"SEC" has the meaning set forth in Section 3.03(c).
"Second Request" has the meaning set forth in Section 5.09(c).
"Securities Act" has the meaning set forth in Section 3.04(a).
"Software" means all computer software and code, including assemblers, applets, compilers, Source Code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed, such as, but not limited to, databases, and data collections.
"Source Code" means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented, or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
"Subsidiary" of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
"Superior Proposal" means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of "Takeover Proposal" to "15% or more" shall be "more than 50%") that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, shareholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d).
"Superior Proposal Notice Period" has the meaning set forth in Section 5.04(d).
"Surviving Corporation" has the meaning set forth in Section 1.01.
"Takeover Proposal" means any proposal or offer (other than a proposal or offer by Parent, Merger Sub or their respective Affiliates) to engage in one or a series of related transactions involving the direct or indirect purchase or other acquisition (including by merger, consolidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership or similar transaction involving the Company or any of its Subsidiaries) by any Person, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, (i) 25% or more of the total voting power or economic interest in any class of equity securities of the Company or any of its material Subsidiaries or (ii) 25% or more of the consolidated total assets, measured by fair market value as of the date of such purchase or other acquisition of the Company and its Subsidiaries taken as a whole, in each case other than the Merger and the other transactions contemplated by this Agreement.
"Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, capital stock, registration, profits, license, lease, service, service use, withholding, payroll, employment, social security (or similar), disability, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, abandoned or unclaimed property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Returns" means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Termination Fee" means $12,471,727.

"Treasury Regulations" means the Treasury regulations promulgated under the Code.
"Voting Debt" has the meaning set forth in Section 3.02(c).
"Willful Breach" means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement.
Section 8.02    Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if." A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter and the Parent Disclosure Letter. References to "made available" or "provided to" (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two Business Days prior to the date of this Agreement.
(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.03    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04    Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Minnesota.
Section 8.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Courts of Hennepin County, Minnesota, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in federal court within the State of Minnesota. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D)

SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.
Section 8.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Nordson Corporation 28601 Clemens Road Westlake, Ohio 44145 Attention: Jennifer L. McDonough Email: jennifer.mcdonough@nordson.com with a copy (which will not constitute notice to Parent or Merger Sub) to:
Jones Day
250 Vesey Street
New York, New York 10281
Attention: James P. Dougherty
Email: jpdougherty@jonesday.com
and
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Erin de la Mare
Email: esdelamare@jonesday.com

If to the Company, to:	CyberOptics Corporation 5900 Golden Hills Dr. Minneapolis, MN 55416 Attention: Jeffrey Bertelsen Email: jbertelsen@cyberoptics.com
with a copy (which will not constitute notice to the Company) to:	Stinson LLP 50 South Sixth Street, Suite 2600 Minneapolis, MN 55416 Attention: Stephen Quinlivan Email: stephen.quinlivan@stinson.com
Section 8.08    Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.
Section 8.09    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.07, and (c) the rights of the Indemnified Parties as set forth in Section 5.08.
Section 8.10    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 8.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12    Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 8.13    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this

Agreement, in no event shall specific performance of Parent's or Merger Sub's obligation to consummate the Merger survive any termination of this Agreement.
(b)    Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
Section 8.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYBEROPTICS CORPORATION

By /s/ Subodh K. Kulkarni
Name: Dr. Subodh K. Kulkarni
Title: President and Chief Executive Officer

NORDSON CORPORATION

By /s/ Joseph P. Kelley
Name: Joseph P. Kelley
Title: Executive Vice President, Chief Financial Officer

META MERGER COMPANY

By /s/ Joseph P. Kelley
Name: Joseph P. Kelley
Title: Chief Executive Officer & Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]